Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE February 28, 2019

ACME UNITED REPORTS 3% SALES INCREASE, 39% OPERATING PROFIT
INCREASE AND 6% EPS INCREASE FOR FOURTH QUARTER OF 2018

FAIRFIELD, CT. – February 28, 2019 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the fourth quarter ended December 31, 2018 were $31.1 million, compared to $30.2 million in the comparable period of 2017, an increase of 3%. Net sales for the year ended December 31, 2018 were $137.3 million, compared to $130.5 million in 2017, an increase of 5%.

Net income for the quarter ended December 31, 2018 was $591,000, or $0.17 per diluted share. This compares to a loss of $655,000, in the fourth quarter of 2017, which reflected tax charges in the amount of $1.2 million incurred under the December 2017 U.S. Tax Cuts and Jobs Act. Adjusted net income (non-GAAP), excluding the tax charges was $590,000, or $0.16 per diluted share, for the fourth quarter of 2017. Earnings per share increased 6% in the fourth quarter of 2018 over the adjusted earnings per share in the fourth quarter of 2017.

Net income for the year ended December 31, 2018 was $4.6 million, or $1.30 per diluted share. This compares to net income in 2017 of $4.1 million, or $1.09 per diluted share. Adjusted net income (non-GAAP) was $5.3 million, or $1.42 per diluted share, for the year ended December 31, 2017. On an adjusted basis, net income for 2018 decreased 13% and earnings per share decreased 8% year over year. The decline in net income for the year ended December 31, 2018 resulted primarily from investments in sales and marketing to support growth, as well as higher interest rates on our variable rate credit facility.

Operating profit increased 39% and decreased 5% for the three and twelve months ended December 31, 2018, respectively.

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Chairman and CEO Walter C. Johnsen said, “We have just completed our eighth consecutive year of record sales. All of our businesses and our sales teams around the globe contributed to this.”

Mr. Johnsen added, “I am pleased with our increase in operating income during the fourth quarter of 2018, which was primarily due to sales growth and gross margin improvement.  We will continue to drive our many sales initiatives and the cost cutting programs we implemented in the fourth quarter throughout 2019.  Among the products we expect to contribute to our 2019 sales results are various newly developed Wescott scissors and an array of safety cutters for opening boxes.  In addition, we have new Camillus knife placements planned at large mass market retailers and are focusing on continuing the growth of our SmartCompliance First Aid kits and refills with industrial users. For the year, we are providing guidance of approximately $140 to $143 million in sales, net income of $5.0 to $5.3 million and $1.41 to $1.50 earnings per share.”

In the U.S. segment, net sales for the quarter ended December 31, 2018 increased 3% compared to the same period in 2017. Net sales for the year ended December 31, 2018 grew 5% over 2017 in the U.S. segment. The sales increase for both periods was mainly due to strong sales of first aid and safety products as well as Camillus knives.

Net sales in Canada for the quarter ended December 31, 2018 decreased 4% in U.S. dollars and were constant in local currency compared to the prior-year period. Net sales for the year ended December 31, 2018 increased 2% in U.S. dollars and 1% in local currency compared to the same period in 2017.

Net sales in Europe for the quarter ended December 31, 2018 increased 13% in U.S. dollars and 17% in local currency compared to the same period in 2017. Net sales for the year ended December 31, 2018 increased 13% in U.S. dollars and 9% in local currency compared to last year. Net sales for both periods grew mainly due to new customers in the office products channel, growth in sales of DMT sharpening products, and strong e-commerce demand for these products.

Gross margin was 36.5% in the three months ended December 31, 2018 compared to 35.2% in the same period in 2017. The higher gross margin was primarily due to reduced promotional spending in the Company’s e-commerce business, cost cutting initiatives and product mix. Gross margin was 36.9% for the year ended December 31, 2018 compared to 36.7% for 2017.

The Company’s long-term debt less cash on December 31, 2018 was $39.3 million compared to $37.8 million on December 31, 2017.

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The Company believes that our presentation of non-GAAP financial measures, when presented together with the corresponding GAAP financial measures, provides a more complete understanding to investors of the Company’s results of operations. Specifically, our use of non-GAAP measures facilitates comparisons of our financial results and operating performance with prior periods. In addition, our adjusted financial measures provide greater transparency to investors of supplemental information used by management in its financial and operational decision making. However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the corresponding measures calculated in accordance with GAAP.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Thursday, February 28, 2019, at 12:00 p.m. ET. To listen or participate in a question and answer session, dial 877-260-1479. International callers may dial 334-323-0522. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2018

(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2018	December 31, 2017

Net sales	$31,130	$30,170
Cost of goods sold	19,768	19,544
Gross profit	11,362	10,626
Selling, general, and administrative expenses	10,269	9,838
Income from operations	1,093	788
Interest expense	(523)	(386)
Interest income	10	7
Net interest expense	(513)	(379)
Other income (expense), net	18	(41)
Total other expense, net	(495)	(420)
Pre-tax income	598	368
Income tax expense	7	1,023
Net income (loss)	$591	$(655)

Shares outstanding - Basic	3,363	3,374
Shares outstanding - Diluted	3,421	3,676

Earnings per share basic	$0.18	$(0.19)
Earnings per share diluted	0.17	(0.18)

Reconciliation of Non-GAAP Financial Measures
GAAP net income (loss)	591	(655)
Adjustment for tax expense related to U.S. tax reform	—	1,245
Non-GAAP net income	591	590

Earnings per share basic - Non GAAP	$0.18	$0.17
Earnings per share diluted - Non GAAP	0.17	0.16

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2018 (cont.)

(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2018	December 31, 2017

Net sales	$137,321	$130,550
Cost of goods sold	86,672	82,651
Gross profit	50,649	47,899
Selling, general, and administrative expenses	43,192	40,016
Income from operations	7,457	7,883
Interest expense	(1,891)	(1,357)
Interest income	33	29
Net interest expense	(1,858)	(1,328)
Other (expense) income, net	(68)	(62)
Total other expense, net	(1,926)	(1,390)
Pre-tax income	5,531	6,493
Income tax expense	933	2,441
Net income	$4,598	$4,052

Shares outstanding - Basic	3,371	3,356
Shares outstanding - Diluted	3,542	3,725

Earnings per share basic	$1.36	1.21
Earnings per share diluted	1.30	1.09

Reconciliation of Non-GAAP Financial Measures
GAAP net income	4,598	4,052
Adjustment for tax expense related to U.S. tax reform		1,245
Non-GAAP net income	4,598	5,297

Earnings per share basic - Non GAAP	$1.36	$1.58
Earnings per share diluted - Non GAAP	1.30	1.42

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

YEAR END REPORT 2018

(Unaudited)

Amounts in $000's	December 31, 2018	December 31, 2017

Assets:
Current assets:
Cash	$4,409	$9,338
Accounts receivable, net	25,102	26,012
Inventories	41,332	40,087
Prepaid and other current assets	2,529	2,664
Total current assets	73,372	78,101

Property and equipment, net	14,543	13,728
Intangible assets, less amortization	16,664	17,882
Goodwill	4,696	4,696
Other assets	203	323
Total assets	$109,478	$114,730

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$7,983	$11,151
Other current liabilities	5,382	5,632
Total current liabilities	13,365	16,783
Non-current liabilities
Long term debt	40,283	43,450
Mortgage payable L/T	3,444	3,711
Other non current liabilities	53	848
Total liabilities	57,145	64,792
Total stockholders' equity	52,333	49,938
Total liabilities and stockholders' equity	$109,478	$114,730

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